UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 29, 2013

PolyMedix, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-51895	27-0125925
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

170 N. Radnor-Chester Road; Suite 300 Radnor, Pennsylvania	19087
(Address of Principal Executive Offices)	(Zip Code)

(484) 598-2400
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.03	Bankruptcy or Receivership.

On April 1, 2013, registrant, PolyMedix, Inc., and its subsidiary, PolyMedix Pharmaceuticals, Inc., filed voluntary petitions under Chapter 7 of the United States Bankruptcy Code in the United States Bankruptcy Court, District of Delaware, case numbers 13-10689 and 13-10690, respectively.  A trustee will be appointed to serve as the Chapter 7 trustee for the debtors' estates.

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The filings of the bankruptcy petitions referenced in Item 1.03 of this report trigger an event of default under the loan and security agreement dated April 5, 2012, as amended, by and among PolyMedix, Inc., PolyMedix Pharmaceuticals, Inc., and MidCap Financial SBIC, LP, as administrative agent, and the lenders listed thereto from time to time.  Approximately $6.8 million is due to the lenders by the registrant and its subsidiary.  Substantially all of the assets of the registrant and its subsidiary have been pledged to secure their obligations to the lenders.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 29, 2013, Michael E. Lewis resigned his position as a director of registrant.

        On April 1, 2013, Brian Anderson resigned his position as a director of registrant.

On April 1, 2013, Edward F. Smith resigned his positions as acting president and chief executive officer, chief financial officer, and secretary of registrant, in which he was serving as the registrant’s principal executive officer, president, principal financial officer, principal accounting officer and principal operating officer.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYMEDIX, INC.

Date: April 1, 2013	By:	/s/ Edward F. Smith

Edward F. Smith Acting President and Chief Executive Officer, Chief Financial Officer and Secretary